                                                                     EXHIBIT 2.3




                                      LEASE



                                     BETWEEN



                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                   (LANDLORD)


                                       AND


                               MULTILAYER TEK L.P.

                                    (TENANT)


                                 ________, 1997
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                                TABLE OF CONTENTS

ARTICLE                                                               PAGE

 1.      Other Agreements.................................              1

 2.      Lease of Premises................................              2
         Section 2.01. Lease of Premises..................              2
         Section 2.02. Net Lease..........................              2
         Section 2.03. IBM Property.......................              3
         Section 2.04. Access to the Complex..............              3

 3.      Term.............................................              3
         Section 3.01. Term...............................              3
         Section 3.02. Termination Upon Conveyance of
                       Fee Title..........................              4
         Section 3.03  Ownership of Leased Premises.......              4

 4.      Rent and Tenant's Obligations....................              4
         Section 4.01. Basic Fixed Rent...................              4
         Section 4.02. Tenant's Obligations...............              4
         Section 4.03. Real Estate Taxes..................              4
         Section 4.04. Personal Property Taxes............              5

 5.      Leased Premises "As Is"..........................              6

 6.      Services.........................................              6

 7.      Parking..........................................              6

 8.      Use of Leased Premises...........................              7

 9.      Repairs and Maintenance..........................              7

10.      Insurance........................................              7
         Section 10.01. Casualty Insurance................              7
         Section 10.02. Liability Insurance...............              8
         Section 10.03. Default...........................              9

11.      Alterations and Improvements.....................              9

12.      Access by Landlord...............................             10
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                                TABLE OF CONTENTS

ARTICLE                                                               PAGE

13.      Compliance with Laws.............................             10

14.      Mechanics' Liens.................................             10

15.      Separation of Utilities/Services.................             11

16.      Default..........................................             11
         Section 16.01. Default by Tenant.................             11
         Section 16.02. Default by Landlord...............             11
         Section 16.03. Payment Offset....................             12
         Section 16.04. Separate Agreement ...............             13

17.      Notices..........................................             13

18.      Transfer or Encumbrance..........................             14
         Section 18.01. Transfer or Encumbrance...........             14
         Section 18.02. Liability of Landlord.............             16
         Section 18.03. Transfer of Landlord..............             16

19.      Equal Employment Opportunity.....................             16

20.      Quiet Enjoyment..................................             16

21.      No Waiver........................................             17

22.      Partial Invalidity...............................             17

23.      Estoppel Certificates............................             17
         Section 23.01. Tenant's Estoppel Certificate.....             17
         Section 23.02. Landlord's Estoppel Certificate...             17

24.      Memorandum of Lease..............................             18
25.      The DII Group, Inc. Guarantee....................             18


EXHIBIT A   DESCRIPTION OF LEASED PREMISES AND ENCUMBRANCES
EXHIBIT B   SECURED AREAS
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                                      LEASE

         THIS LEASE, made as of the ____ day of ________, 1997, between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation, having its principal office at Armonk, New York 10504 (hereinafter referred to as "Landlord"), and MULTILAYER TEK L.P., a Texas limited partnership, having an office at 11400 Burnet Road, Austin, Texas 78758 (hereinafter referred to as "Tenant").

                              RULES OF CONSTRUCTION

         Except as otherwise specifically defined herein, all words shall be given the meaning assigned to them in the Project Operations Agreement; each provision hereof shall be deemed both a covenant and a condition running with the Land; except as otherwise expressly provided in this Lease and its EXHIBITS and other attachments, the singular includes the plural and the plural includes the singular; "or" is not exclusive; a reference to an agreement or other contract includes supplements and amendments thereto to the extent permitted by this Lease; a reference to the Laws includes any amendment or supplement to such Laws; all EXHIBITS hereto shall be considered as part of this Lease, subject to Article ONE and Section 16.03; accounting provisions have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis; the words "such as," "include," "includes" and "including" are not limiting; except as specifically agreed upon in this Lease, any right may be exercised at any time and from time to time and all obligations are continuing obligations throughout the term of this Lease; in calculating any time period, the first day shall be excluded and the last day shall be included and all days are calendar days unless otherwise specified; and, when used herein with its initial letter capitalized, a word shall be given the meaning assigned to it in this Lease.

                                   ARTICLE ONE
                                Other Agreements

         Landlord and Tenant are parties to the Asset Purchase Agreement, Project Operations Agreement and other agreements executed and delivered as of the date hereof in connection with the sale of Landlord's panel manufacturing business to Tenant

                                          1

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(such agreements are collectively called the "Other Agreements" and the Other
Agreements together with this Lease are collectively called the "Operative Agreements"). Landlord and Tenant shall comply with all of the provisions of the Other Agreements (including the Project Operations Agreement) and, anything herein to the contrary notwithstanding, the provisions of this Lease shall not supersede, alter, amend or modify the provisions of the Other Agreements (including the Project Operations Agreement). If there is any conflict between the provisions of this Lease and any provisions of the Other Agreements, the provisions of the Other Agreements shall control.

                                   ARTICLE TWO

                                Lease of Premises

         SECTION 2.01. Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the covenants, agreements, provisions and conditions of this Lease, that certain parcel of land ("Land") located in the City of Austin, State of Texas and more particularly described in EXHIBIT A, annexed hereto and those certain buildings located on the Land, known as Buildings 60, 61, 63, 64 and 65 (herein collectively called the "Buildings") together with all mechanical, electrical, plumbing, sewage and waste treatment, sprinkler, telecommunications and any other building equipment and systems located within or outside of the Buildings, and other improvements owned by Landlord and located on and under the Land, excepting all Excluded Assets as that term is defined in the Asset Purchase Agreement, subject only to the "Permitted Encumbrances" as defined in the Asset Purchase Agreement, including the Encumbrances described in EXHIBIT A. The Land, the Buildings and all other improvements now or hereafter located on the Land or in the Buildings, excepting Excluded Assets, are herein collectively called the " Leased Premises."

         SECTION 2.02. Net Lease. (a) It is the intent of the parties that this Lease is in effect "triple net" so as to provide for the assumption by Tenant of all obligations and responsibilities with respect to the Leased Premises and Multek's use and operations thereon, excepting only Landlord's obligation with respect to Subdivision and making the Utilities/Services Independent as described in the Project Operations Agreement.

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All costs, expenses, charges, fees, liabilities and obligations (herein collectively "Tenant's Obligations") of every kind, character and nature whatsoever relating to the Leased Premises and its use and operation which may arise during the term of this Lease or the Project Operations Agreement, whether foreseeable or not foreseeable, structural or non-structural, reasonable or unreasonable, major or minor, shall be the sole responsibility of and be paid by Tenant excepting only the following, which shall be paid for by Landlord: (a) certain agreed upon costs and expenses to be incurred by Landlord to complete the Subdivision and to make the Utilities/Services Independent, (b) costs and expenses incurred by Tenant by reason of the negligence or wilful misconduct of Landlord and (c) costs and expenses of Remediation of IBM's Contamination. Without limiting the foregoing, the obligations of Tenant under this Lease shall not be affected by reason of loss or damage to or destruction of the Leased Premises or any of the Buildings, or portion thereof, from any cause or the taking of the Leased Premises or any of the Buildings or any portion thereof by eminent domain, except that Tenant's Obligations hereunder shall be equitably abated in the proportion that the damaged or taken property bears to the remaining Leased Premises. To the extent permitted by Law, Tenant hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it by statute or otherwise, to terminate, cancel, quit or surrender this Lease.

         (b) Supplementing but not limiting paragraph (a), Tenant shall not be relieved of any obligation to complete the Real Estate Closing pursuant to the conditions of the Asset Purchase Agreement, and Tenant shall not be entitled to any refund of any part of the consideration paid by Tenant as Buyer to IBM as Seller pursuant to the Asset Purchase Agreement, or be relieved of Tenant's Obligations, by reason of any loss or damage to or destruction of the Leased Premises on or after the Term Commencement Date (defined in Section 3.01), it being the intent of the parties that this Lease be "triple net" as aforesaid.

         SECTION 2.03. IBM Property. The Multek Site is contiguous to the IBM Property on which Landlord operates a business operation and from which Landlord will provide certain Services to the Leased Premises in accordance with and subject to the provisions of the Project Operations Agreement.

                                       3
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         SECTION 2.04. Access to the Complex. In accordance with and subject to the provisions of the Project Operations Agreement (including Section 1.1 of EXHIBIT B thereto), (a) Landlord shall continue to own and shall maintain, repair and replace the Access Roads, (b) Landlord hereby irrevocably grants to Tenant, and to Tenant's employees, contractors, subcontractors, licensees, tenants and other agents and invitees (collectively "Tenant's Agents"), non-exclusive access to the Leased Premises over the Access Roads, and (c) Tenant hereby grants to Landlord and to Landlord's employees, contractors, subcontractors, licensees and agents access to the Leased Premises as is reasonably required for Landlord to perform its obligations under the Project Operations Agreement.

                                  ARTICLE THREE

                                      Term

         SECTION 3.01. Term. Tenant hereby leases the Leased Premises for a term of ninety-nine (99) years plus ten (10) successive renewal terms of ten (10) years each, exercisable by Tenant giving Landlord notice at least six (6) months prior to the expiration of the Term (the initial ninety-nine (99) year period and each renewal period collectively referred to herein as the "term of this Lease" or the "Term"), to commence on the date hereof (the "Term Commencement Date") and expire at 11:59 pm on the day preceding the ninety-ninth (99th) anniversary of the Term Commencement Date, as the Term may be extended by Tenant, or as the Term may be terminated earlier in accordance with the provisions of this Lease.

         SECTION 3.02. Termination Upon Conveyance of Fee Title. If Landlord completes "making the Utilities/Services Independent" and the "Subdivision" (as each term is defined in the Project Operations Agreement), then upon Landlord's conveyance to Tenant of fee title to the Leased Premises, issuance of a fee title insurance policy to Tenant which insures indefeasible title, and subject only to the Permitted Encumbrances, this Lease shall be canceled in accordance with Section 8.4(d) of the Asset Purchase Agreement.

         SECTION 3.03. Ownership of Leased Premises. Landlord shall not claim ownership of the Leased Premises for purposes of United

                                       4
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States federal, state or local taxation except as required by Section 4.03 and by the Laws.

                                  ARTICLE FOUR

                          Rent and Tenant's Obligations

         SECTION 4.01. Basic Fixed Rent. Part of the consideration paid by Tenant to Landlord pursuant to the provisions of the Asset Purchase Agreement includes payment in full for all basic fixed rent due and owing hereunder.

         SECTION 4.02. Tenant's Obligations. In addition to Basic Fixed Rent, which Landlord acknowledges it has received in full, Tenant shall be responsible for all of Tenant's Obligations (defined in Section 2.02), including all payments arising therefrom. In the event of nonpayment of Tenant's Obligations, Landlord may exercise any of the rights and remedies to which Landlord is entitled under Article 6 of the Project Operations Agreement. Tenant shall pay Tenant's Obligations to Landlord at IBM Corporation, 11400 Burnet Road, Austin, TX 78758, Attention: Mr. Steve O'Connor, or to such other Person or at such other place as Landlord may designate in writing from time to time.

         SECTION 4.03. Real Estate Taxes.

         (a) Landlord shall pay when due all ad valorem taxes, special assessments and other charges of Governmental Authorities which shall be levied or assessed or which become liens at any time upon the Leased Premises, including Substitute Taxes (hereinafter called "Real Estate Taxes"). The parties agree that, pending the Subdivision and sale of the Leased Premises to Tenant and creation of a separate tax lot and separate assessment of the Leased Premises by the taxing Governmental Authority (after which Tenant shall pay Real Estate Taxes directly to the taxing Governmental Authority), Tenant's share of Real Estate Taxes imposed on the Complex shall be twenty-four percent (24%) for Real Estate Taxes. If the Subdivision is not completed, then this Lease shall remain in full force and effect and Tenant shall have the right, upon reasonable advance notice to Landlord, to audit Landlord's books and records with respect to the tax allocation for the purpose of verifying or contesting the twenty-four percent (24%) allocation applicable to the balance of the

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Term. Any dispute with respect to the allocation shall be resolved by Mediation.
Tenant shall pay Landlord one-twelfth (1/12) of Tenant's share of estimated Real Estate Taxes, which is agreed to be one of Tenant's Obligations, within ten (10) days after receipt of Landlord's monthly bill for Real Estate Taxes. Such estimated taxes will be the Real Estate Taxes paid in the current year plus three percent (3%) of such Real Estate Taxes. When actual Real Estate Taxes for the current year become known, Landlord shall issue a reconciliation statement within forty-five (45) days after it receives the Real Estate Tax bill issued by the taxing authority. If Tenant overpaid, Landlord will reimburse Tenant at the time it issues the reconciliation statement and shall include such Real Estate Tax bill. If Tenant underpaid, Tenant shall pay Landlord the underpaid amount within thirty (30) days after receipt of Landlord's reconciliation statement and a copy of such Real Estate Tax bill.

         (b) Tenant shall pay any increased Real Estate Taxes resulting from and to the extent expressly allocable to: (i) any improvements or alterations made after the date hereof on or in the Leased Premises by or for Tenant, (ii) the installation of any Tenant's Personal Property (defined below), (iii) any use of the Leased Premises by Tenant, (iv) any Multek Contamination, and (v) any other activity on the Leased Premises by or on behalf of Tenant.

         SECTION 4.04. Personal Property Taxes. Within ten (10) days after receipt of Landlord's monthly bill for taxes assessed on Personal Property, Tenant shall pay one-twelfth (1/12) of all estimated ad valorum taxes, assessments and other charges of Governmental Authorities (including Substitute Taxes) which shall be levied or assessed or which become liens at any time upon fixtures, machinery, equipment, furniture and other personal property ("Personal Property") located on, or used in connection with the occupancy, operation, maintenance, repair or management of the Leased Premises. Such estimated taxes shall be the taxes paid in the current year plus three percent (3%) and estimated payments shall be reconciled against actuals in the same manner and in the same time frame as Real Estate Taxes.

                                  ARTICLE FIVE

                             Leased Premises "AS IS"

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         Except for (i) Landlord's work required to be performed by Landlord pursuant to Article FIFTEEN hereof, (ii) such representations, warranties and covenants with respect to the "Real Estate," as provided in the Asset Purchase Agreement and (iii) such representations, warranties, covenants and indemnities with respect to environmental matters, as provided in the Asset Purchase Agreement and the Project Operations Agreement, Tenant accepts possession of the Leased Premises in their "AS IS" condition "WITH ALL FAULTS" and Landlord shall not be required to perform any additional work or furnish any additional materials or provide any additional services to or in connection with the Leased Premises during the term of this Lease except as specifically provided in this Lease or the Project Operations Agreement. The parties acknowledge and agree that the Basic Fixed Rent was established in material reliance on Tenant accepting the Leased Premises in their "AS IS" condition "WITH ALL FAULTS."

                                   ARTICLE SIX

                                    Services

         Landlord shall furnish to Tenant and Tenant shall accept and pay for the Services in accordance with and subject to the provisions of the Project Operations Agreement, including Section 1.9 of EXHIBIT B thereof, and Landlord shall have no obligations or responsibilities to Tenant or in connection with the Leased Premises excepting only those expressly stated herein and in the Project Operations Agreement.

                                  ARTICLE SEVEN

                                     Parking

         Located on the Land are parking areas (the "Parking Areas") for the exclusive use of Tenant. Subject to specific grants of access agreed upon elsewhere in this Lease, Landlord, and Landlord's employees, contractors, subcontractors, licensees, tenants and other agents and invitees (collectively, "Landlord's Agents") shall not be permitted to use the Parking Areas without Tenant's consent unless there is an emergency, a requirement to comply with a Law or directive of a Governmental Authority, or by

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reason of a labor disturbance. Supplementing Section 2.02 and Article FIVE,
Tenant shall keep, maintain, repair and replace the Parking Area and all sidewalks and paved dock areas located on the Land at its sole cost and expense. Landlord shall, in accordance with and subject to the provisions of the Project Operations Agreement, repair and replace the Access Roads.

                                  ARTICLE EIGHT

                             Use of Leased Premises

         Tenant or any other Affiliate of The DII Group, Inc. may use the Leased Premises for the manufacturing operations currently conducted on the Leased Premises by Landlord as well as any other uses by them which is authorized by Law; provided, however, that Tenant shall obtain the written consent of Landlord to any change in Tenant's use of the Leased Premises for purposes other than the manufacturing operations, which consent shall not be unreasonably withheld or delayed if Landlord determines that the proposed change in use (a) does not materially change the volume of traffic or type of vehicle use at the Complex,
(b) does not violate or threaten violation of the provisions of the Project Operations Agreement, and (c) complies with Law.

                                  ARTICLE NINE

                             Repairs and Maintenance

         Except as provided in Section 2.02 and Article FIVE, Tenant shall perform or caused to be performed all maintenance and make all repairs and replacements, without exception except for those necessitated by the negligence or willful misconduct of Landlord, its employees, contractors, subcontractors, licensees, and agents, as may be necessary to the Leased Premises at its sole cost and expense. Without limitation, Tenant shall perform all repairs and restoration required by reason of a casualty or condemnation.

                                   ARTICLE TEN

                                    Insurance

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         SECTION 10.01. Casualty Insurance. During the term of this Lease,
Tenant shall purchase and maintain, at Tenant's sole cost and expense, property damage insurance, written on an "all risk" of physical loss or damage basis, to cover all loss or damage to or destruction of any portion of the Leased Premises and Personal Property (defined in Section 4.04) in an amount of not less than eighty percent (80%) of the full cost to replace the Buildings and other structures located on the Leased Premises (including all Personal Property necessary to maintain Tenant's business operations on the Leased Premises but excluding foundations). Such amounts shall meet any co-insurance clause of Tenant's policies. Landlord and Tenant each hereby waives its respective right of recovery against the other and each releases the other from any claim arising out of loss, damage or destruction to any improvements located in or on the Leased Premises (in the case of Tenant) and to any improvements located in or on the IBM Property (in the case of Landlord), including all Personal Property on either property, to the extent such party actually receives full and complete payment or reimbursement (excepting deductible amounts) for any such loss, damage or destruction under an insurance policy required to be carried hereunder but notwithstanding the fact that such loss, damage or destruction may be attributable to the negligence of either party or Landlord's Agents (defined in Article 7) or Tenant's Agents (defined in Section 2.04). Each casualty insurance policy shall include a waiver of the insurer's rights of subrogation against the party hereto who is not an insured under said policy. Each party shall look first to the proceeds of its respective casualty insurance policy (and to its own funds to the extent it is self-insured) to compensate it for any such loss, damage or destruction. This waiver and release applies to any self-insured (deductible) portion of the loss, damage or destruction, and such waiver and release is fully effective and enforceable notwithstanding the fact that Tenant or Landlord failed to purchase and maintain insurance coverage required herein which may have reimbursed it for such loss, damage or destruction.

         SECTION 10.02.    Liability Insurance.

         (a) During the term of this Lease, Tenant shall purchase and maintain, at Tenant's sole cost and expense, general commercial public liability insurance against any claims by reason of personal injury (including death) or property loss,

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damage or destruction, occurring on the Leased Premises, except for the gross negligence or misconduct of Landlord, its employees, suppliers, contractors or subcontractors, in an amount of not less than one million U.S. dollars ($1,000,000.00) combined single limit for injury (including death) and for damage to property, with umbrella coverage of not less than twenty million U.S. dollars ($20,000,000.00). Tenant shall cause Landlord to be included as an additional insured under each such policy. Each policy shall contain provisions, if and to the extent available at no additional cost to Tenant, that the policy will not be cancelable except upon at least thirty (30) days prior notice to all insureds, including Landlord, and that the act or omission of one insured will not invalidate the policy coverage of any of the other insureds. Tenant shall furnish evidence reasonably satisfactory to Landlord that the insurance is in effect at or before the Term Commencement Date. Tenant may self insure for up to Two Million Five Hundred Thousand U.S. dollars ($2,500,000.00).

         (b) During the Term of this Lease, Landlord shall purchase and maintain, at Landlord's sole cost and expense, general commercial public liability insurance against any claims by reason of personal injury (including death) or property damage occurring on or about the IBM Property, except for the gross negligence or misconduct of Tenant, its employees, suppliers, contractors, or subcontractors, in an amount not less than one million U.S. dollars ($1,000,000.00) combined single limit for injury (including death) and for damage to property, with umbrella coverage of not less than twenty million U.S. dollars ($20,000,000.00). Landlord shall cause Tenant to be included as an insured under each such policy. Each policy shall contain provisions, if and to the extent available, that the policy will not be cancelable except upon at least thirty (30) days prior notice to all insureds, including Tenant, and that the act or omission of one insured will not invalidate the policy of any of the other insureds. Landlord shall furnish evidence reasonably satisfactory to Tenant that the insurance is in effect at or before the Term Commencement Date. IBM may self insure for up to five million U.S. dollars ($5,000,000.00).

         SECTION 10.03 Default. If either party fails to maintain and pay for the insurance coverage required above, that party shall be in default hereunder and, in addition to other rights and remedies available to the non-defaulting party under this Lease or under the Project Operations Agreement, the non-defaulting party may purchase the required insurance coverage and the defaulting party shall reimburse the non-defaulting party for all costs and expenses incurred therefor within thirty (30) days after the defaulting party receives an invoice demanding payment. Tenant's obligation to purchase and pay for such insurance coverage is one of Tenant's Obligations.

                                 ARTICLE ELEVEN

                          Alterations and Improvements

         Supplementing Section 2.02 and Article FIVE, Tenant may perform any and all initial construction, and may make any alterations and improvements within the Leased Premises, whether structural or non-structural, foreseeable or not foreseeable, reasonable or unreasonable, minor or major, at its sole cost and expense, subject to compliance with the Laws and the provisions of this Lease and the Project Operations Agreement; provided, however, that none of the foregoing adversely affects or requires modification to wastewater, materials storage, or any other environmental permit or license issued to Landlord, or requires Landlord to obtain a new or substitute permit or license. Without exception, Landlord shall have no obligations with respect to initial construction or subsequent alterations or improvements except as provided in Article FIFTEEN.

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
                                 ARTICLE TWELVE

                               Access by Landlord

         (a) Landlord shall have the right to enter the Leased Premises on prior reasonable oral notice to Tenant's representative, designated from time to time, to complete Landlord's work described in Article FIFTEEN and for purposes agreed upon in the Project Operations Agreement; otherwise, Landlord shall not have the right to enter the Leased Premises without prior written notice to Tenant's representative. In both cases, Landlord shall use reasonable good faith efforts not to disturb Tenant's use and occupancy of the Leased Premises.

         (b) Tenant has designated the areas outlined on EXHIBIT B as secured areas, and Landlord shall have no right of access thereto without being accompanied by Tenant's designated representative except in the case of emergencies. If there is an emergency, Landlord shall exercise reasonable good faith efforts to contact Tenant's designated representative by telephone for such purposes.

         (c) For purposes of this Article, Tenant's designated representative is its General Manager (telephone number 512-823-7181).

                                ARTICLE THIRTEEN

                              Compliance with Laws

         Subject to the representations, covenants, warranties and indemnities provided in the Project Operations Agreement with respect to environmental matters, Tenant shall comply with all Laws applicable to the Leased Premises. Without limitation, Tenant shall be responsible, at Tenant's sole cost and expense, for any restoration, alterations, replacements or repairs required to be made pursuant to any Laws and as provided in the Project Operations Agreement.

                                ARTICLE FOURTEEN

                                Mechanics' Liens

         During the term of this Lease, Tenant shall discharge by payment, bond or otherwise those mechanics' liens filed against the Complex (or any part thereof) for work, labor, services or materials claimed to have been performed at or furnished to the Leased Premises (or any part thereof) for or on behalf of Tenant. If not so discharged within sixty (60) days after the date of filing, Landlord may discharge the lien in any manner it selects and Tenant shall pay Landlord as one of Tenant's Obligations all reasonable costs and expenses incurred by Landlord therefor, including attorneys' fees.

                                 ARTICLE FIFTEEN

                        Separation of Utilities/Services

         Landlord shall make application for and use reasonable good faith efforts to complete the Subdivision, if required by the City of Austin, and make the Utilities/ Services Independent subject, however, to the provisions of the Project Operations Agreement.

                                 ARTICLE SIXTEEN

                                     Default

         SECTION 16.01. Default by Tenant. Without limiting Landlord's rights and remedies which are granted in the Operative Agreements (defined in the Asset Purchase Agreement), and except as agreed upon in Section 10.03, if Tenant shall default in the payment of Tenant's Obligations and such default shall continue for ten (10) days after receipt of notice thereof from Landlord, or if Tenant shall default in the performance or observance of any other covenants or obligations set forth in this Lease, and if such default shall continue for thirty (30) days after receipt of notice thereof from Landlord specifying in what manner Tenant has defaulted (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for a reasonable additional time, provided that Tenant commences to cure such default within the thirty (30) day period and proceeds diligently thereafter to effect such cure), Landlord may (1) cure such default and any costs and expenses incurred by Landlord therefor shall be deemed Tenant's Obligations and shall be paid on demand or (2) exercise any one or more rights or remedies to

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
which Landlord is entitled under the Project Operations Agreement.

         SECTION 16.02. Default by Landlord. Except for events of default specified in and remedies granted in the Other Agreements, and except as agreed upon in Section 10.03, if Landlord shall default in the performance or observance of any covenants or obligations set forth in this Lease, and if such default shall continue for thirty (30) days after receipt of notice thereof from Tenant specifying in what manner Landlord has defaulted (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for a reasonable additional time, provided that Landlord commences to cure such default within the thirty (30) day period and proceeds diligently thereafter to effect such cure), Tenant may exercise any one or more rights or remedies to which Tenant is entitled under the Other Agreements.

         SECTION 16.03 Payment Offset.

         (a) If after notice to Landlord of its failure (i) to furnish Services to be furnished to Tenant by Landlord hereunder, or (ii) to pay Tenant sums due under the Project Operations Agreement for Services furnished by Tenant to Landlord, Landlord fails or refuses to cure such default within the time period agreed upon in this Agreement therefor (or otherwise within a reasonable time specified by Tenant in its notice if such time period has not been agreed upon herein), Tenant may declare an event of default and purchase such Services from a third party. If Landlord disputes any default declared by Tenant pursuant to this Section, or the costs incurred by Tenant to cure the default, or the reasonableness of time granted to cure the default, Landlord may submit the disputed matter to Mediation in accordance with Article SIX of the Project Operations Agreement within five (5) business days after receiving Tenant's notice or invoice. If the matter is submitted to Mediation as aforesaid and the Mediator renders a decision in favor of Tenant, within thirty (30) days after the decision is rendered, Landlord shall pay Tenant the amount stipulated to be paid to Tenant in the decision, failing which Tenant may deduct such amount from the sums due and to become due to Landlord for Services furnished to Tenant. If Tenant declares an event of default and Landlord fails to exercise its right to Mediation, within thirty (30) days after Landlord receives Tenant's invoice, Landlord shall pay Tenant all costs and expenses claimed by Tenant by reason of the default, failing which Tenant may deduct any such costs and expenses from the sums due and to become due to Landlord for Services furnished to Tenant.

         (b) If after notice to Tenant of its failure (i) to furnish Services to be furnished to Landlord by Tenant hereunder, or (ii) to pay Landlord sums due under the Project Operations Agreement for Services furnished by Landlord to Tenant, Tenant fails or refuses to cure such default within the time period agreed upon in this Agreement therefor (or otherwise within a reasonable time specified by Landlord in its notice if such time period has not been agreed upon herein), Landlord may declare an event of default and purchase such Services from a third party. If Tenant disputes any default declared by Landlord pursuant to this Section, or the costs incurred by Landlord to cure the default, or the reasonableness of time granted to cure the default, Tenant may submit the disputed matter to Mediation in accordance with Article SIX of the Project Operations Agreement within five (5) business days after receiving Landlord's notice or invoice. If the matter is submitted to Mediation as aforesaid and the Mediator renders a decision in favor of Landlord, within thirty (30) days after the decision is rendered, Tenant shall pay Landlord the amount stipulated to be paid to Landlord in the decision, failing which Landlord may deduct such amount from the sums due and to become due to Tenant for Services furnished to Landlord. If Landlord declares an event of default and Tenant fails to exercise its right to Mediation, within thirty (30) days after Tenant receives Landlord's invoice, Tenant shall pay Landlord all costs and expenses claimed by Landlord by reason of the default, failing which Landlord may deduct any such costs and expenses from the sums due and to become due to Tenant for Services furnished to Landlord.

         SECTION 16.04. Separate Agreement. This Lease is separate from and independent of the Other Agreements. No default by Landlord or Tenant under any of the Other Agreements shall constitute a default hereunder, and no default by Landlord or Tenant under this Lease shall constitute a default under the Other Agreements.

                                ARTICLE SEVENTEEN

                                     Notices

         Any notice, request or demand under this Lease shall be in writing and shall be considered properly delivered when addressed as hereinafter provided, and served (a) by telecopy, (b) five (5) days after deposit for mailing by registered or certified mail, postage prepaid, (return receipt requested), or
(c) sent by a reputable messenger or nationally recognized overnight courier. Any notice, request or demand by Landlord to Tenant shall be addressed to Tenant at the Leased Premises, Attention the General Manager, with copies addressed and sent simultaneously to Multilayer Technology Inc. at 16 Hammond, Irvine, CA 92718, Attention: President, and to The DII Group, Inc., 6273 Monarch Park Place, Longmont, CA 80503, Attention: Chief Financial Officer, until otherwise directed in writing by Tenant and, if requested in writing by Tenant, simultaneously served on or sent to such other parties as Tenant may request. Any notice, request or demand by Tenant to Landlord shall be addressed to Landlord, IBM Corporation, Real Estate Services, Armonk, New York 10504,
Attention: Mr. Thomas P. Crohan, with copies addressed and sent simultaneously to Landlord, at the same address, Attention: Associate General Counsel, and to the Austin Contract Administrator, IBM Corporation, 11400 Burnet Road, Austin, Texas 78758, until otherwise directed in writing by Landlord, or to such person or address as either of the parties shall hereafter designate to the other from time to time by similar written notice.

                                ARTICLE EIGHTEEN

                             Transfer or Encumbrance

         SECTION 18.01. Transfer or Encumbrance.

         (a) Except as otherwise provided in this Article, Tenant shall not without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed (i) sublet all or any part of the Leased Premises or (ii) assign, mortgage, pledge, hypothecate or otherwise encumber or transfer this Lease or any interest therein. Neither Landlord nor Tenant shall make application to subdivide the Land or modify the existing zoning designation of the Land, without the written consent of the other party, except that Landlord is hereby authorized to proceed with the completion of the Subdivision.

         (b) Notwithstanding the foregoing, without the consent of Landlord, Tenant may sublet the Leased Premises or mortgage, pledge, or assign its leasehold interest in the Leased Premises only to an Affiliate or as security for any financing required by Tenant; provided that Tenant first notifies Landlord at least thirty (30) days before Tenant plans to close any such transaction; provided, however, that the foregoing thirty (30) day notice requirement shall not be applicable to any financing in connection with the transaction contemplated by the Operative Agreements.

         (c) Tenant may, from time to time during the term of this Lease, mortgage, hypothecate, or encumber, in whole or in part, its leasehold estate, provided in each case that Tenant or holder of the leasehold mortgage shall promptly deliver to Landlord, in the manner herein provided for the giving of notice to Landlord, a true copy of the leasehold mortgage and any assignment thereof, and shall notify Landlord of the address of the holder of the leasehold mortgage to which notices from Landlord may be sent.

         (d) If Tenant encumbers or hypothecates its interest in this Lease as security for a loan, and provided that Tenant delivers written notice to Landlord of the name and address of the lender of such loan, then Landlord hereby agrees that Landlord will give written notice of any default under the terms of this Lease, by registered or certified mail, to such lender at the address contained in such notice. Provided Tenant gives to Landlord written notice of the name and address of such lender as required above, no notice of default by Landlord to Tenant shall be deemed to have been duly given to Tenant unless and until a copy thereof has been mailed to such lender at the address provided. Such lender, in case Tenant shall be in default under this Lease, shall, within the period and otherwise as herein provided, have the right to remedy such default, or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of such lender as if the same had been made by Tenant, provided the remedy is in accordance with the terms of this Lease. Provided Tenant gives to Landlord written notice of the name and address of such lender as required above, Landlord shall not exercise any remedies granted to Landlord under the Operative Agreements because of any default or breach thereunder on the part of Tenant if such lender (i) within sixty (60) days after mailing of written notice to such lender from Landlord of its intention to exercise any remedies granted to Landlord under the Operative Agreements for such default or breach, shall cure such default or breach if the same can be cured by the payment of expenditure of money, or (ii) shall diligently take action to obtain possession of the Leased Premises (including possession by receiver) and to cure such default or breach in the case of a default or breach which cannot be cured unless and until such lender has obtained possession and shall, during such time, pay all rental and all other payments required to be made under this Lease and the Project Operations Agreement, or (iii) if such default or breach is not so curable under the foregoing subparagraphs (i) or (ii), shall institute and carry forward with due diligence foreclosure or sale proceedings under its mortgage securing such loan and pay all rental and all other payments required to be made under this Lease and the Project Operations Agreement until such time as Tenant's interest in this Lease and the Project Operations Agreement shall be sold upon such foreclosure or sale proceedings pursuant to said mortgage; provided, however, such lender shall not be required to continue such action for possession or such foreclosure or sale proceedings if such default or breach shall be cured by Tenant. Upon completion of any such foreclosure or sale proceedings under said mortgage, the purchaser (whether such lender or otherwise) at such sale will be recognized by Landlord as Tenant under the terms of this Lease and as successor to Tenant under the Project Operations Agreement for all purposes and the purchaser and

Landlord shall be bound hereby for the remaining term of this Lease and the Project Operations Agreement. A lender who acquires title to Tenant's interest in this Lease and the Project Operations Agreement by acceptance of a deed in lieu of foreclosure shall be deemed a "purchaser" for these purposes.

         (e) In connection with any financing to consummate the transaction contemplated by the Operative Agreements, Landlord shall execute such amendments or modifications of this Lease as Tenant's lender may reasonably request provided that such amendment or modification shall not (i) alter the financial obligations of Tenant or Landlord, nor (ii) materially diminish Landlord's rights or materially increase Landlord's obligations hereunder, nor (iii) require representations, warranties or indemnities in addition to those set forth in the Asset Purchase Agreement.

         SECTION 18.02. Liability of Landlord. If Tenant mortgages, pledges, hypothecates, assigns or otherwise encumbers or transfers its interest in the Leased Premises to an Affiliate or as security for financing as aforesaid, Tenant shall notify Landlord thereof and provide Landlord with a duplicate executed original of the instrument of assignment. Any instrument of assignment shall include the assumption by the assignee of all of Tenant's obligations, responsibilities, and liabilities set forth in the Operative Agreements including Tenant's Obligations. Notwithstanding any such encumbrance, Tenant shall remain responsible for the faithful performance and observance of all of the covenants and obligations on Tenant's part to be performed under the Operative Agreements.

         SECTION 18.03. Transfer by Landlord. Landlord may assign, mortgage, pledge, hypothecate or otherwise encumber or transfer its interest in this Lease and the Project Operations Agreement as landlord and owner at any time without the consent of Tenant or any successor in interest to Tenant; provided that such assignment, mortgage, pledge, hypothecation or other encumbrance or transfer is subordinated to any first lien on the Leased Premises and Tenant's leasehold estate and shall not adversely affect Tenant's mortgage, pledge or assignment of its leasehold interest as a tenant of the Leased Premises or the rights of any lender which is secured by Tenant's leasehold estate.

                                ARTICLE NINETEEN

                          Equal Employment Opportunity

         There are incorporated in this Lease the provisions of Executive Order 11246 (as amended) of the President of the United States on Equal Employment Opportunities and the rules and regulations issued pursuant thereto with which Landlord and Tenant represent that they will comply unless exempted.

                                 ARTICLE TWENTY

                                 Quiet Enjoyment

         Provided Tenant performs the covenants and obligations in this Lease on Tenant's part to be performed, Landlord covenants and agrees to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Leased Premises for the term of this Lease, without unlawful hindrance, claim or molestation by Landlord or any other Person.

                               ARTICLE TWENTY ONE

                                    No Waiver

                  Failure by either party to complain of any action, inaction or default of the other party shall not constitute a waiver of the aggrieved party's rights hereunder. Waiver by either party of any right for any default of the other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default, past, present or future.

                               ARTICLE TWENTY TWO

                               Partial Invalidity

         If any covenant, condition or provision of this Lease, or the application thereof to any Person or circumstance, shall be held to be invalid or unenforceable by a court of law, then in each such event the remainder of this Lease or the application of such covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by the Laws.

                              ARTICLE TWENTY THREE

                              Estoppel Certificates

         SECTION 23.01. Tenant's Estoppel Certificate. Tenant agrees, at any time and from time to time, upon not less than ten (10) business days prior notice from Landlord, to execute, acknowledge and deliver to Landlord or any Person designated by Landlord a statement in writing providing substantially the following: (1) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (2) whether or not the term of this Lease has commenced and if it has commenced, stating whether all of Tenant's Obligations have been paid by Tenant; and (3) stating, to the best of Tenant's knowledge, whether or not Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if Tenant has knowledge of such a default, specifying each such default.

         SECTION 23.02. Landlord's Estoppel Certificate. During the term of this Lease, at any time and from time to time, Landlord shall, within ten (10) business days after Tenant's request, deliver an estoppel certificate to Tenant or a Person designated by Tenant, in the form described in Section 23.01 (modified insofar as clause (3) is concerned to reflect Landlord's knowledge of a Tenant default), relative to the status of this Lease.

                               ARTICLE TWENTY FOUR

                               Memorandum of Lease

         Unless Tenant's lender requires this Lease to be recorded, this Lease shall not be recorded by either Landlord nor Tenant, but either party may record a memorandum of this Lease and the other party, if requested, shall execute a memorandum of this Lease for recording purposes. If Tenant's lender requires that this Lease be recorded, Tenant shall pay the cost thereof.

                               ARTICLE TWENTY FIVE

                          The DII Group, Inc. Guaranty

The DII Group, Inc. (the "Guarantor") hereby unconditionally and absolutely guarantees to Landlord the performance and payment of any and all monetary and other obligations of Tenant under this Lease and the other Operative Agreements to which Tenant in accordance herewith and therewith is a party, independently of the obligations of Tenant, and the Guarantor hereby agrees to indemnify Landlord against any Loss (as defined in the Asset Purchase Agreement) incurred by reason of any failure of Tenant to perform and pay such obligations in such manner. This guarantee is a direct, absolute, unconditional, irrevocable, present and continuing guarantee of performance and payment, and is a direct and primary obligation of the Guarantor, and is in no way conditional or contingent upon any attempt to enforce performance upon, or collection from, Tenant or upon any other event, contingency or circumstances whatsoever. This shall be a continuing guarantee and shall cover and secure any balance owing by Tenant under this Lease and the other Operative Agreements to which Tenant is a party, and Landlord shall not be obligated to exhaust its recourse against Tenant before being entitled to payment from the Guarantor, of all and every of the obligations hereby guaranteed. The obligations of the Guarantor set forth above shall not be subject to any deduction, diminution, abatement, setoff, recoupment, suspension, determent, reduction, or defense (other than valid defenses Tenant has against Landlord and all other rights of Tenant under this Lease and the other Operative Agreements, full and strict compliance by the Guarantor of its obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or Tenant shall have any knowledge or notice thereof), other than full and strict compliance by the Guarantor of its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

                                    INTERNATIONAL BUSINESS MACHINES
                                      CORPORATION


/s/Alex Makler                      By: /s/Mark S. Payton
-----------------------------           -------------------------------
ATTEST
                                           CORPORATE DEVELOPMENT
                                    Title: CONSULTANT
                                           ---------------------------

                                    Date:  August 18, 1997
                                           ---------------------------


                                    MULTILAYER TEK  L.P.


/s/Alex Makler                      By: /s/Carl R. Vertuca, Jr.
-----------------------------           -------------------------------
ATTEST
                                           Senior Vice President, Chief
                                           Financial Officer and
                                           Secretary of Multek Texas,
                                           Inc.,in its capacity as
                                    Title: General Partner
                                           ---------------------------

                                    Date:  August 18, 1997



AS TO ARTICLE 25 ONLY:

                                    THE DII GROUP, INC.

/s/Alex Makler                      By: /s/Carl R. Vertuca, Jr.
-----------------------------           -------------------------------
ATTEST
                                           Senior Vice President, Chief
                                           Financial Officer and
                                           Secretary of Multek Texas,
                                           Inc.,in its capacity as
                                    Title: General Partner
                                           ---------------------------



                                    Date:  August 18, 1997

STATE OF NEW YORK     )
                      : ss.:
COUNTY OF WESTCHESTER )




         On the 18th day of August, 1997, before me personally appeared Mark S. Payton to me known, who, being duly sworn did depose and say that he resides at 318 Garder Road, Monroe, CT that he is CORPORATE DEVELOPMENT CONSULTANT of International Business Machines Corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.


                                             /s/Paulette Lemay Peters
                                             ------------------------
                                                   Notary Public








STATE OF New York  )
                   : ss.:
COUNTY OF New York )




         On the 18th day of August, 1997, before me personally appeared Carl R. Vertucan, Jr. to me known, who, being duly sworn did depose and say that he is President of Multek Texas, the General Partner of Multilayer Tek L.P., the Texas limited partnership described in and which executed the foregoing instrument; and that he signed his name thereto on behalf of said partnership.


                                             /s/Kathleen Lee Skubina
                                             -----------------------
                                                   Notary Public

STATE OF  New York )
                   : ss.:
COUNTY OF New York )




On the 18th day of August, 1997, before me personally appeared Carl R. Vertuca, Jr. to me known, who, being duly sworn did depose and say that he resides at _______________, that he is Chief Financial Officer of The DII Group, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                             /s/Kathleen Lee Skubina
                                             -----------------------
                                                   Notary Public

                                   EXHIBIT A*

                 DESCRIPTION OF LEASED PREMISES AND ENCUMBRANCES

*Exhibit A is not included and will be furnished supplementally to the Commission upon request.

                                    EXHIBIT B

                                  SECURED AREAS


(a)      Building No. 064 - Shipping/Receiving (CAS badge access area)

(b)      Building No. 061 - Chemical Distribution Center

(c)      IT Server Room   - Location to be determined and provided in writing
                            to Landlord within thirty (30) days from the Term Commencement Date.

                              ASSUMPTION AGREEMENT

                                                 ASSIGNMENT AND ASSUMPTION
                                      AGREEMENT dated as of August 18, 1997
                                      (this "Agreement"), between Multilayer Tek
                                      L.P. ("Buyer"), and INTERNATIONAL
                                      BUSINESS MACHINES CORPORATION, a
                                      New York corporation ("Seller").

                  WHEREAS Buyer and Seller have entered into a Purchase Agreement dated as of August 5, 1997 (the "Purchase Agreement"), providing for, among other things, the purchase by Buyer of the Transferred Assets from Seller; and

                  WHEREAS, in conjunction with such purchase, Seller desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer wishes to accept and assume, all of Seller's rights, obligations, title and interest in and to the Assumed Liabilities.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                  1. DEFINED TERMS. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. Nothing contained herein shall be deemed to alter or amend the terms and provisions of the Purchase Agreement, and in the event of any conflict between the terms and provisions of this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall be deemed to govern and be controlling in all circumstances.

                  2. ASSIGNMENT. Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Buyer all of its rights, title and interest in and to the Assumed Liabilities.

                  3. ASSUMPTION. Buyer does hereby accept such sale, transfer, conveyance, assignment and delivery of all of Seller's right, title and interest in and to the Assumed Liabilities by Seller and assumes all obligations and liabilities of Seller thereunder pursuant to the terms and conditions of the Purchase Agreement.

                  4. EFFECTIVE TIME. The assignment by Seller, and the acceptance thereof by Buyer, of the Assumed Liabilities, pursuant to this Agreement, shall be effective as of the date hereof.

                  5. NONCONTRAVENTION. Pursuant to Section 5.1. of the Purchase Agreement, certain of the Assumed Liabilities may require the consent of third parties to any assignment. Such assignments to Buyer are made subject to the obtaining of such consents and shall be effective as of the date of such consent. The execution of this Agreement shall not be interpreted, and is not intended to be interpreted, as any action taken by Seller that would be contrary to the terms and conditions of any contract requiring the consent of any third party to such assignment. Buyer and Seller shall fully cooperate with each other in an attempt to obtain such consents, as set forth in the Purchase Agreement.

                  6. NOTICES. All notices and other communications hereunder shall be as set forth in the Purchase Agreement.

                  7. AMENDMENT. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, only by written agreement of the parties.

                  8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

                  9. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without reference to its principles of conflict of law.

                  10. SEVERABILITY. If any one or more provisions contained in this Agreement, or the application of such provision to any person or circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  11. THIRD PARTY ACTIONS. Seller and Buyer hereby agree to cooperate in defending or prosecuting any claims or litigation relating to the transfer of title as provided herein, and to make available and furnish appropriate documents and testimony in connection therewith.

                  12. ASSIGNMENT. Pursuant to Section 12.10. of the Purchase Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld. Any purported assignment of this Agreement other than in accordance with this paragraph 12 shall be null and void and of no force or effect.

                  13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              Multilayer Tek L.P.

                              By: /s/ Carl R. Vertuca, Jr.
                                  -----------------------------------------

                              Title: Senior Vice President,
                                     Chief Financial Officer and
                                     Secretary of Multek Texas Inc., in its
                                     capacity as General Partner
                                     --------------------------------------

                              Date: August 18,1997
                                    ---------------------------------------

                              The DII Group, Inc.

                              By: /s/ Carl R. Vertuca, Jr.
                                  -----------------------------------------

                              Title: Senior Vice President,
                                     Chief Financial Officer and
                                     Secretary of Multek Texas Inc., in its
                                     capacity as General Partner
                                     --------------------------------------

                              Date: August 18,1997
                                    ---------------------------------------

                              INTERNATIONAL BUSINESS
                              MACHINES CORPORATION

                              By: /s/ Mark S. Payton
                                  -----------------------------------------

                              Title: Corporate Development Consultant
                                     --------------------------------------

                              Date: August 18, 1997
                                    ---------------------------------------

                                      -3-